UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2009

SAN JOAQUIN BANCORP __________________________________________________________________________________________________________________________ (Exact name of registrant as specified in charter)

California	000-52165	20-5002515

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1000 Truxtun Avenue, Bakersfield, California 93301
_________________________________________________________________________________________________________________________________________
(Address of Principal Executive Offices) (Zip Code)

661-281-0360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 20, 2009, the Company entered into stock purchase agreements with the following individuals: Gurpreetinder Singh, Ashok Kumar, Prem Chand, Vijay K. Gupta, Kewal Krishan Garg, Gurmail Singh, Girdhari Lal, Niranjan Singh Sra, Dr. Sham Lal Goyal, Ms. Usha Rani Sood, and Mjr. Surinder Singh (together the “Investors”). The agreements provide that the Company will issue and the Investors will purchase, pursuant to a private placement, 8,137,250 newly issued shares of common stock (“Shares”) at $4.68 per share. The obligations of each Investor under the agreements are several and not joint with the obligations of any other Investor. Upon issuance and sale of all of the Shares as currently contemplated by the parties, gross proceeds of approximately $38 million dollars are expected to be raised. The agreements provide that an initial closing will occur on July 31, 2009 or as soon as possible after that date.

Under the agreements, each Investor has the right to elect prior to the initial closing to purchase at least one quarter of their subscribed for Shares at the initial closing provided they irrevocably commit to purchase the balance of their subscribed for Shares at no more than three additional closings, to be held at ninety (90) day intervals or other dates mutually agreed upon by the parties. Any Investor electing to divide their subscription into more than one closing must purchase no less than one quarter of their subscribed for Shares at the second closing and, if necessary, the third closing. The obligations of the parties are subject to customary closing conditions including compliance with applicable state and federal banking laws and the internal laws of India, which is the principal domicile of the above named Investors. If all of the Shares are issued on the basis contemplated under the agreements, the Investors would, in the aggregate, own approximately sixty-two (62%) percent of the Company’s outstanding shares, based upon shares outstanding at June 30, 2009. However, based on information and representations provided to the Company by the Investors, none of the Investors (along with members of each Investor’s immediate family) is expected to individually own more than 8% of the Company’s outstanding shares.

The agreements further provide that the Company is permitted, on a contemporaneous basis, to enter into and consummate other alternative investment proposals if prior to consummation of the second closing the board of directors determines, after consultations with its outside counsel and a financial advisor of nationally recognized reputation, that the transactions contemplated pursuant to the stock purchase agreements and any alternative proposal should, in the exercise of the board’s reasonable judgment, both be pursued and consummated (or attempted to be consummated). Under this circumstance, the Company may pursue any such alternative proposal without terminating or altering the Investors’ obligation to purchase the Shares as contemplated under the agreements.

In addition to the Company’s right to pursue alternative proposals on a contemporaneous basis as described above, the stock purchase agreements contain a “superior proposal” provision that permits the Company, under circumstances detailed in the agreements, to terminate the stock purchase agreements at any time prior to a second closing if the board authorizes the Company to enter into a definitive agreement with respect to any such superior proposal transaction. Prior to any such termination, if the Company receives a bona fide written alternative proposal for a transaction that the board reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, and the board believes in good faith, considering the advice of the Company’s counsel, that the failure to participate in negotiations or discussions would be inconsistent with the fiduciary duties of the board under applicable law, the Company and its agents and representatives may, subject to certain disclosure obligations to the Investors, pursue and attempt to enter into a definitive agreement for any such superior proposal transaction. In this circumstance, any of the Investors, or all of them, would have an opportunity to present a counter proposal to the “superior proposal” and if the counter proposal is deemed by the board of directors to top the superior proposal, said counter proposal could then become the basis for a new transaction in lieu of the transactions presently contemplated under the stock purchase agreements.

Following the initial closing, the Company has agreed to promptly appoint to its board of directors one individual that is mutually acceptable to the Company and a majority of the Investors, subject to receipt of prior approval from the Federal Reserve Board and the California Department of Financial Institutions. The Company has also agreed to appoint, promptly after the Investors have purchased all of the Shares, another individual to its board of directors that is mutually acceptable to the Company and a majority of the Investors, subject to receipt of prior approval from the Federal Reserve Board and the California Department of Financial Institutions.

In reliance upon representations provided to the Company by the Investors in the agreements, it is the Company’s intention to issue and the Investors’ intent to purchase the Shares pursuant to a transaction that is exempt from the registration requirements under the Securities Act of 1933, as amended (“1933 Act”) and the Shares will be restricted securities upon issuance. At the initial closing, the Company and the Investors contemplate entering into registration rights agreements, with provisions customary for transactions of this type, under which the Company will be obligated following the purchase of all of the Shares, to file a registration statement with the Securities and Exchange Commission to register the Shares under the 1933 Act on behalf of the Investors.

Other than as disclosed above, there are no other material relationships between the Company or it affiliates and any of the Investors.

Cautionary Statement

The stock purchase agreements and other documents described above and in the attached exhibits to this report provide a brief description of the terms and conditions material to the Company. Except for their status as contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described above, the documents are not intended to be sources of factual, business or operational information.

Item 2.02 Results of Operations and Financial Condition.

The Company’s management has concluded that the Company’s previously issued consolidated financial statements for the three months ended March 31, 2009, as reported in the Company’s quarterly report on Form 10-Q, can no longer be relied upon. Accordingly, the Company intends to promptly amend and restate its Form 10-Q for the quarter ended March 31, 2009 as well as other previously filed regulatory reports for the 2009 first quarter as soon as it can reasonably do so. San Joaquin Bank (”Bank”), the Company’s wholly owned subsidiary, also intends to promptly amend its call report for the quarter ended March 31, 2009.

As originally reported, the Company had a net loss after tax of $3.6 million. Management now believes that its net loss for the first quarter will increase to approximately $18.2 million. Earnings per share (EPS), both basic and diluted, for the first quarter of 2009 were originally reported to be a loss of $0.91. This EPS figure per share on a basic and diluted basis is now projected to be a loss of approximately $4.63. The Company originally reported an addition to its provision for loan losses of $10.7 million; however, it now projects that its provision for loan losses for the first quarter will increase by more than $26.3 million to about $37 million.

At March 31, 2009, the Company originally reported that it had $105.5 million in classified loans. Based upon additional information related primarily to asset and loan quality that became available to management following the filing of its first quarter report on Form 10-Q and after consultations with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions, management determined that approximately $163 million of loans should have been deemed classified for the quarter ended March 31, 2009. Of these classified loans, at March 31, 2009, management now expects to report that approximately $98 million are deemed to be impaired compared to the originally reported amount of $61.6 million. As of March 31, 2009, it is now expected that non-performing and restructured loans will be reported at about $98 million compared to the originally disclosed amount of $45.1 million in non-performing and restructured loans.

The Company initially reported net charge offs of $858,000 for the first quarter of 2009. Management now expects to report approximately $10.7 million in net charge offs for the first quarter. As a result of the increased provision for loan losses for the first quarter of 2009, the allowance for loan losses as of March 31, 2009 is expected to be restated to approximately $41.9 million, or 5.61% of loans, compared to the originally disclosed amount of $25.4 million, or 3.36% of loans. Loans, net of unearned income and the allowance for loan losses, will decline to approximately $704 million from the previously disclosed level of $730.5 million. Total assets are also expected to decline to $872 million from the prior reported level of $888 million.

Total shareholders’ equity at March 31, 2009 is expected to decline by approximately $14.6 million to approximately $38.5 million from the previously reported amount of $53.1 million. On a preliminary basis, the Company’s leverage ratio, tier 1 risk-based capital ratio and total risk-based capital ratio will be restated to approximately 4.34%, 5.06% and 7.14%, respectively. The Bank’s capital ratios are expected to decline to similar levels as follows: 4.28%, 4.99% and

7.07%, respectively. As a result, the Company and the Bank will be deemed to be undercapitalized under guidelines established by bank regulatory agencies as of March 31, 2009.

The Company will file an amended Form 10-Q for the period ending March 31, 2009 as soon as practical.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference. It is expected that after payment of transaction related fees, the net proceeds to the Company will be approximately $36 million (assuming all of the Shares are purchased in the manner contemplated under the Agreements).

The Company’s common stock, no par value, is expected to be issued to the Investors in reliance on Section 4(2) under the Securities Act of 1933 and/or Regulation D promulgated thereunder in a transaction not involving a public offering. Other possible exemptions from the registration requirements under the Securities Act of 1933, as amended, may also be available and the Company reserves the right to assert the availability of such other possible exemptions.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) The information in Item 2.02 is incorporated herein by reference. On June 29, 2009, representatives of the Federal Reserve Bank of San Francisco (“Reserve Bank”) and the California Department of Financial Institutions (“DFI”) met with the Company’s management and members of the board of directors and discussed the Company’s interim consolidated financial statements for the quarter ended March 31, 2009. Based in part on the discussion with the Federal Reserve and the DFI and updated valuation information available to management, on July 17, 2009, management of the Company concluded that the 2009 first quarter interim period consolidated financial statements could not be relied upon due to errors in those previously issued consolidated financial statements.

Upon a thorough review of loans for impairment under Statement of Financial Accounting Standard (SFAS) 114, based on appraisals and revised appraisals of underlying collateral for reviewed loans, it was discovered that total loan impairment had increased by a material amount. This error impacted other reported amounts in the Company’s first quarter 2009 financial statements, which were filed with the Securities and Exchange Commission on May 11, 2009. As a result, the 2009 first quarter interim financial statements must be restated to reflect the corrected amounts.

On July 17, 2009, an authorized officer, discussed the errors in the Company’s interim consolidated financial statements with the Company’s independent accountants and the conclusion that interim consolidated financial statements must be restated. Management also discussed these matters with the board of directors. Until the restated report for the quarter ended March 31, 2009 is filed, management of the Company is continuing its analysis with respect to these matters as well as any other potential additional adjustments.

Item 7.01 Regulation FD Disclosure.

On July 20, 2009, comments made by the Company’s President, Bart Hill, and Chief Financial Officer, Stephen Annis, to reporters for The Bakersfield Californian newspaper were posted on the Bakersfield Californian’s blog site. The transcript of the comments is attached hereto as an exhibit (furnished hereunder as Exhibit 99.2) and is incorporated herein by reference.

The information contained in this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Company does not assume any obligation to update such information in the future.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release Dated July 20, 2009
Exhibit 99.2	Transcript of comments posted on The Bakersfield Californian’s blog by reporters interviewing Bart
Hill and Stephen Annis on July 20, 2009

[Note: Exhibits 99.1 and 99.2 are deemed furnished and not filed except as otherwise expressly stated above]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOAQUIN BANCORP

By:	/s/ Bart Hill
President

Date: July 22, 2009